Exhibit 99.1



                                                              October 13, 1999
                            WESTERN RESOURCES SEEKS
                   CLARIFICATION FROM KCC OF ITS MERGER ORDER

     Western Resources today filed a petition for reconsideration with the Kansas Corporation Commission (KCC) on the KCC order issued September 28 in the company's merger with Kansas City Power & Light Company.
     Western Resources is in conceptual agreement with the KCC order. The company believes that it is apparent from the language in their order that it is the commission's intent to see this transaction completed with an equitable sharing of merger savings between customers and shareholders. Western Resources' motion today is limited in its scope. The company is asking for clarification in two areas: 1) how the merger savings are to be shared after the moratorium period; and 2) that the intent of the service quality standards would be to preserve the company's good customer service.
     "From the beginning of this proposed transaction, our focus has been to complete the merger in a manner that is in the best interests of our shareholders, our customers and our employees," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer. "The clarifications we have requested are to be true to that goal. The customers will gain significant long-term savings, and the shareholders achieve the goals we have previously outlined."
     The company believes that the calculation in the order of the merger savings on a NPV (Net Present Value) basis and then the recovery of that amount during 35 years is confusing and requires additional explanation.
     Regarding customer service standards, the company is asking the KCC to implement standards based upon today's level of service in each of its utility operating divisions. These standards would be the benchmark versus an averaging calculation that sets artificial standards. The new standards appear to ignore issues such as customer density, which varies greatly across the three operating divisions.
     "We strive to improve customer service on a daily basis and take our commitment to our customers very seriously," said Wittig. "However, we believe it would be more advantageous for our customers if we continue investing in customer service upgrades."
     The KCC has 30 calendar days to respond to the company's petition.

     Forward-Looking Statements: Certain matters discussed in this employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, closing of the KCPL transaction, successful integration of Western Resources' and KCPL's businesses and achievement of anticipated cost savings, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's 1998 Annual Report on Form 10-K and quarterly reports on Forms 10-Q for further discussion of factors affecting the company's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this employee update.